Exhibit 99.4

Item 6.  Selected Financial Data

The selected financial data for the five-year period ended December 31, 2005 is derived from our audited financial statements. You should read the information below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in this Annual Report.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands, except per share data)

INCOME STATEMENT DATA(1):
Contract revenues	$325,044	$254,209	$270,313	$283,410	$272,208
Cost of contract revenues	268,280	226,391	263,812	253,016	237,175

Gross profit	56,764	27,818	6,501	30,394	35,033
Selling, general and administrative expenses	30,922	30,687	21,749	21,845	13,771
Reserve for claims and receivables	1,711	5,692	33,092	—	—
Impairment of property, equipment and intangibles	—	22,361	21,332	9,852	—
Impairment loss on assets held for sale	2,261	3,268	—	—	—

Operating income (loss)	21,870	(34,190)	(69,672)	(1,303)	21,262
Other:
Interest expense, net of amount capitalized	(67,572)	(25,995)	(9,542)	(4,585)	(5,381)
Interest income	777	286	67	91	403
Loss on debt extinguishment	(23,138)	(1,719)	(868)	—	(874)
Other income (expense), net	53	152	(88)	(2,831)	(206)

Net income (loss) before income taxes	(68,010)	(61,466)	(80,103)	(8,628)	15,204
Income tax provision (benefit)	3,046	2,103	(7,599)	(3,079)	4,511

Net income (loss)	$(71,056)	$(63,569)	$(72,504)	$(5,549)	$10,693

Net income (loss) per share — basic	$(16.09)	$(51.45)	$(68.58)	$(5.42)	$11.92

Net income (loss) per share — diluted	$(16.09)	$(51.45)	$(68.58)	$(5.42)	$11.58

STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in) operating activities	$(2,338)	$2,095	$(53,065)	$48,487	$(43,994)
Net cash provided by (used in) investing activities	4,478	(4,776)	(14,683)	(59,752)	(53,223)
Net cash provided by financing activities	2,845	30,541	71,790	9,474	95,838
OTHER FINANCIAL DATA:
Depreciation and amortization	$21,661	$19,702	$19,718	$15,959	$12,935
Capital expenditures	2,458	5,579	17,797	58,752	54,828

	December 31,
	2005	2004	2003	2002	2001
	(In thousands)

BALANCE SHEET DATA:
Working capital	$74,119	$29,022	$26,107	$30,385	$78,055
Property and equipment, net	186,416	198,804	239,411	257,847	221,446
Total assets	402,721	394,277	409,541	420,533	393,584
Long-term debt, net of current maturities	103,979	170,347	146,886	90,062	111,414
Preferred stock subject to mandatory redemption	—	416	—	—	—
Stockholders’ equity	183,486	93,274	139,811	211,675	185,690
NON-GAAP FINANCIAL DATA:
Adjusted EBITDA(2)	$50,696	$17,672	$(28,710)	$21,677	$33,117

Adjusted EBITDA calculation is as follows:
Net income (loss)	$(71,056)	$(63,569)	$(72,504)	$(5,549)	$10,693
Income tax provision (benefit)	3,046	2,103	(7,599)	(3,079)	4,511
Net interest expense	66,795	25,709	9,475	4,494	4,978
Depreciation and amortization	21,661	19,702	19,718	15,959	12,935
Amortization of deferred compensation	4,167	—	—	—	—
Loss on debt extinguishment	23,138	1,719	868	—	—
Non-cash impairments	2,945	32,008	21,332	9,852	—

Adjusted EBITDA	$50,696	$17,672	$(28,710)	$21,677	$33,117

(1)	We have recorded reserves for claims and receivables and impairment losses on vessels and related equipment, inventory and goodwill during 2005, 2004, 2003 and 2002, which are included in the following financial statement captions in our consolidated statements of operations. No reserves or impairments were recorded in 2001.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands)

INCOME STATEMENT CAPTION:
Cost of contract revenues:
Impairment of inventory	$684	$6,379	$—	$—	$—

Reserve for claims and receivables:
Pemex EPC 64	—	—	33,092	—	—
Iroquois Gas Transmission LP	—	5,692	—	—	—
Williams Oil Gathering LLC	1,711	—	—	—	—

	1,711	5,692	33,092	—	—

Impairment of property, equipment and intangibles:
Impairment losses on vessels and related equipment	—	1,059	21,332	9,852	—
Impairment loss on the Gulf Horizon	—	20,302	—	—	—
Impairment of goodwill	—	1,000	—	—	—

	—	22,361	21,332	9,852	—

Impairment loss on assets held for sale:
Impairment losses on vessels held for sale	2,261	3,268	—	—	—

Total reserves for claims and receivables and impairments	$4,656	$37,700	$54,424	$9,852	$—

(2)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, amortization of deferred compensation, loss on debt extinguishment and non-cash impairments. Net income or loss includes revenues for services for which non-cash consideration is received. Horizon has separately identified non-cash charges which are non-recurring, infrequent, unusual, or isolated or the result of special circumstances and has excluded these non-cash charges from the calculation of Adjusted EBITDA. Horizon has aligned the disclosure of Adjusted EBITDA with the financial covenants in our material credit agreements with various lenders, which includes ratios requiring a determination of EBITDA, as defined. Horizon believes that Adjusted EBITDA is a material component of the financial covenants in our credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon’s income statement is included. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies.